Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Astria Therapeutics, Inc. for the registration of common stock, preferred stock, depositary shares, units and warrants of Astria Therapeutics, Inc. and to the incorporation by reference therein of our report dated March 22, 2023, with respect to the consolidated financial statements of Astria Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 11, 2023